Exhibit 10.34

SEATTLE GENETICS, INC.

CONSULTING AND SEVERANCE AGREEMENT

This Consulting and Severance Agreement (the “Agreement”) is entered into as of December 18, 2003 (the “Effective Date”) by and between Seattle Genetics, Inc. (the “Company”) and H. Perry Fell (“Consultant”).

WHEREAS, Consultant has been employed by the Company;

WHEREAS, the Company and Consultant have mutually agreed to terminate Consultant’s employment relationship and to begin a consulting relationship on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1. Termination of Employment and Consulting Relationship. The effective date of the termination of Consultant’s employment with the Company shall be December 31, 2003 (the “Termination Date”). On or before the Termination Date, the Company shall pay to Consultant all salary, wages, accrued and unused vacation through the Termination Date and any and all other benefits due to Consultant with respect to his employment. Beginning January 1, 2004 Consultant will provide consulting services (the “Services”) as requested by the Company at mutually agreeable times and locations. Consultant shall use Consultant’s best efforts to perform the Services in a manner satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company will compensate Consultant at the rate of $10,416.66 per month during the period that Services are provided.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses exceeding $500.00 without the prior written consent of the Company’s President and Chief Executive Officer. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term. Consultant shall serve as a consultant to the Company on an “at will” basis from January 1, 2004 to June 30, 2004. The parties may extend this term by mutual written consent on a quarterly basis for two (2) consecutive calendar quarters beginning July 1, 2004.

5. Severance and Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement, and provided that Consultant does not revoke it during the Revocation Period described in Section 7 below, the Company agrees to provide to Consultant the following severance benefits: (a) beginning on January 1, 2004 and for a period of two (2) years thereafter, payment of a severance amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) annually, payable on the Company’s bi-weekly payroll schedule, subject to withholding; (b) continued vesting with respect to Consultant’s outstanding stock options through December 31, 2005; and (c) continued health insurance benefits (either, at the Company’s option, through COBRA or by paying premiums for private insurance) from the Termination Date through December 31, 2005.

6. Release of Claims. In exchange for the severance consideration under this Agreement, Consultant and his successors and assigns hereby fully and forever release and discharge the Company,

any of its subsidiaries or related companies, any Company-sponsored employee benefit plan in which Consultant participates and any of their officers, directors, trustees, stockholders, agents, employees, investors, stockholders, administrators, and their successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that Consultant may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date, including, without limitation:

(a) any and all claims relating to or arising from Consultant’s employment relationship with the Company and termination of that relationship;

(b) any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for personal injury, wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage and defamation;

(d) any and all claims for violation of any federal, state or local statute, including, but not limited to the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Consultant Retirement and Income Retirement Security Act, the Workers Retraining and Notification Act, and the Rev. Code of Washington Sections 49.45.010 et. seq. and 49.60.010 et. seq.;

(e) any and all claims arising out of any other state, federal or local laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorney’s fees and costs.

Consultant and the Company agree that the release set forth in this Section 6 shall be and shall remain in effect as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any rights or claims that may arise after the Termination Date.

7. Acknowledgement of Wavier of Claims under ADEA. Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Consultant and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Consultant acknowledges that the consideration given for this Agreement is in addition to anything of value to which Consultant was already entitled. Consultant further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days in which to consider this Agreement; (c) he has seven (7) days following executing this Agreement to revoke this Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired. Any revocation should be in writing and delivered to Kirsten Smith at the Company by close of business on the seventh (7th) day from the date that Consultant signs this Agreement. Unless revoked in accordance with this paragraph, the Agreement will become final and irrevocable on the eighth (8th) day following execution of this Agreement.

8. Independent Contractor. Consultant’s relationship with the Company beginning January 1, 2004 will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits except as set forth in this Agreement, nor will the Company make deductions for taxes from consulting fee payments made to Consultant pursuant to Section 2 hereof, which will be Consultant’s responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

9. Supervision of Consultant’s Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s President and Chief Executive Officer.

10. Confidentiality Agreement. Consultant shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Proprietary Information and Inventions Agreement previously entered into between the Company and Consultant, which agreement shall remain in effect pursuant to its terms.

11. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

12. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, including, but not limited to, the Amended and Restated Executive Employment Agreement dated November 27, 2002, but excluding any existing stock option agreements or the Proprietary Information and Inventions Agreement.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, said provision may be modified by the court to the extent necessary to render it enforceable and the remainder of this Agreement shall continue in full force and effect.

(f) Effective Date. This Agreement is effective after it has been signed by both parties and when eight (8) days have passed since Consultant has signed the Agreement, unless revoked by Consultant within seven (7) days after the date the Agreement was signed by Consultant.

(g) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(h) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

They have read this Agreement;

They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

They understand the terms and consequences of this Agreement and of the releases it contains, and

They are fully aware of the legal and binding effect of this Agreement.

Consultant acknowledges and agrees that he has been given at least twenty-one (21) days to decide whether to sign this Agreement, and has signed it only after full reflection and analysis. Consultant further acknowledges that Consultant has been encouraged to obtain an attorney’s independent counsel and advice, and that Consultant has read and understands the complete Agreement. By signing this Agreement prior to the expiration of the twenty-one (21) day period set forth in Section 7 herein, Consultant acknowledges and agrees that he had adequate time and opportunity to fully consider his rights and this release of them.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

COMPANY:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall

Its:	President and CEO

Address:	21823 30th Drive SE Bothell, WA 98021

Date: December 18, 2003

CONSULTANT:

H. Perry Fell, Ph.D.

/s/ H. Perry Fell
Signature

Address:	21823 30th Drive SE Bothell, WA 98021

Date: December 17, 2003